Press Release Exhibit 99.1

Company Contact:
Pete Shannin
Acuity Brands, Inc.
770.860.2873
pete.shannin@acuitybrands.com
Acuity Brands Reports Fiscal 2020 First Quarter Results
ATLANTA, January 9, 2020 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced fiscal 2020 first quarter net sales of $834.7 million, a decrease of 10.5 percent compared with the year-ago period. Operating profit for the first quarter of fiscal 2019 was $83.6 million, a decrease of 28 percent compared with the year-ago period. The decrease in operating profit was due primarily to a decline in net sales, higher share-based payment expense, and increased special charges for streamlining activities. Net income for the first quarter of fiscal 2020 was $57.0 million, a decrease of 28 percent compared with the prior-year period. Fiscal 2020 first quarter diluted earnings per share (“EPS”) of $1.44 decreased 27 percent compared with the year-ago period.
Adjusted diluted EPS for the first quarter of fiscal 2020 decreased 8.2 percent to $2.13 compared with the year-ago period. Adjusted operating profit for the first quarter of fiscal 2020 decreased 11.3 percent, to $119.0 million compared with the year-ago period. Adjusted operating profit margin for the first quarter fiscal 2020 was 14.3 percent compared with 14.4 percent in the year-ago period. Adjusted results are non-GAAP financial measures that exclude the impact of acquisition-related items (including acquired profit in inventory and professional fees), amortization expense for acquired intangible assets, share-based payment expense, and special charges for streamlining activities. Management believes these items impacted the comparability of the Company's results and that adjusted financial measures enhance the reader’s overall understanding of the Company's current financial performance by making results comparable between periods. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Vernon J. Nagel, Chairman and Chief Executive Officer of Acuity Brands, commented, “While we expected our first quarter net sales to be down compared with the prior year, the decline was greater than previously forecasted due to weaker than expected market demand, which we estimate declined in the low-to-mid single digit range, with the decline in large projects even greater. We experienced lower activity of large projects in various key areas such as commercial, renovation, and infrastructure. We previously announced our net sales would decline in the first quarter primarily due to the pull forward of orders by customers in advance of announced price increases in the prior-year period as well as our recent efforts to reduce our exposure to products whose profitability has been most negatively impacted by tariffs. We were pleased that our adjusted operating profit margin remained relatively flat compared with the prior year and we continued to generate strong cash flow from operations. We continue to aggressively manage our business

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in this uncertain market environment which include, among other actions, the initiation of streamlining actions to reduce our operating costs to better align with current demand.”
Fiscal 2020 First Quarter Results
The decline in fiscal 2020 first quarter net sales was primarily due to a 16 percent decrease in volume, partially offset by a 3 percent net favorable change in price and mix of products sold (“price/mix”) and a contribution from acquisitions of approximately 2.5 percent. Changes in foreign currency rates did not have a meaningful impact on first quarter net sales. Management estimates that price/mix was impacted by a favorable shift in sales channel mix and, to a lesser extent, realization from price increases implemented in fiscal 2019, partially offset by an unfavorable mix of products sold.
Gross profit for the first quarter of fiscal 2020 decreased $11.7 million to $355.8 million compared with $367.5 million in the prior-year period primarily due to lower sales volume and increased tariffs, partially offset by favorable price/mix, lower costs for certain inputs, and the contribution from acquisitions. Fiscal 2020 first quarter gross profit margin of 42.6 percent increased 320 basis points compared with prior year’s gross profit margin. The improvement in gross profit margin was primarily due to favorable sales channel mix, partially offset by the mix of products sold and lower net sales volume. Fiscal 2020 first quarter adjusted gross profit margin of 42.8 percent increased 330 basis points compared with prior year’s adjusted gross profit margin.
Selling, distribution, and administrative (“SD&A”) expenses for the first quarter of fiscal 2020 totaled $265.3 million, an increase of $15.2 million, or approximately 6.1 percent, compared with the prior-year period. The increase was primarily due to higher share-based payment expense, the addition of acquisitions, and higher professional fees associated with recent acquisitions. Share-based payment expense increased due to changes made to the equity incentive program as part of the Company’s comprehensive review of its compensation programs that was performed during the past year, which resulted in the acceleration of share-based payment expense in the first quarter. Adjusted SD&A expenses for the first quarter of fiscal 2020 totaled $237.9 million, an increase of $3.3 million, or 1.4 percent compared with the prior-year period. The increase in adjusted SD&A expenses was primarily due to the added operating costs associated with recent acquisitions.
Special Charge
The Company recorded a pre-tax special charge of $6.9 million in the first quarter of fiscal 2020 compared with a pre-tax special charge of $1.0 million in the prior fiscal-year period. The special charge consisted primarily of severance costs and expense associated with the consolidation of certain facilities. Management believes that these streamlining actions will better align the Company’s cost structure with current market demand while permitting continued investment in future growth initiatives. Management expects to achieve pre-tax savings in fiscal 2020 in excess of the special charge amount with most of the benefit occurring in

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the second half of the fiscal year.
Cash Flows
Net cash provided by operating activities totaled $129.6 million for the first quarter of fiscal 2020 compared with $131.8 million for the year-ago period. Cash and cash equivalents at the end of the first quarter of fiscal 2020 totaled $266.6 million, a decrease of $194.4 million since the beginning of the fiscal year. During the first quarter of fiscal 2020, the Company spent $302.0 million on acquisitions and paid dividends to stockholders of over $5 million.
Financing
In December 2019, the Company borrowed the full $400 million available under its existing delayed drawdown term loan. The majority of the proceeds were used to refinance the $350 million public notes that matured on December 15, 2019. Borrowings under the term loan are based on short-term interest rates that are currently approximately half the rate of the refinanced public notes. The interest savings associated with refinancing the public debt is estimated between $7 and $8 million for the remainder of fiscal 2020, assuming no meaningful changes in short-term interest rates.
Outlook
Mr. Nagel commented, “We remain cautious about overall market conditions within the lighting industry for the remainder of our fiscal 2020 primarily due to continued economic uncertainties caused by global trade issues, including tariffs. We also expect to continue to have topline headwinds associated with the pruning of products that do not meet our profitability objectives, primarily in the retail channel. While we expect market demand for lighting products to remain sluggish until there is more clarity regarding these global trade issues, we are seeing encouraging indicators such as improvement in the Dodge Momentum Index, which could be a positive indicator for market demand for lighting in the latter half of this calendar year.” Mr. Nagel concluded, “Our focus in fiscal 2020 is to outperform the growth rates of the core markets we serve through execution of our previously announced growth strategies, increase margins by selling a richer mix of products and solutions as we execute our tiered solutions strategy, and leverage our fixed cost infrastructure to achieve targeted incremental margins to improve our overall profitability. Lastly, we are extremely excited that Neil Ashe will join the Company as our next President and CEO. We have a tremendous company with great associates and market-leading solutions with a very strong financial profile that will provide Neil and the team the ability to create strategies that I believe will meaningfully enhance value for our key stakeholders.”

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Conference Call
As previously announced, the Company will host a conference call to discuss first quarter results today, January 9, 2020, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is the North American market leader and one of the world’s leading providers of lighting and building management solutions. With fiscal year 2019 net sales of $3.7 billion, Acuity Brands currently employs approximately 12,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Aculux®, A-Light™, American Electric Lighting®, Antique Street Lamps™, Atrius®, Cyclone™, DGLogik™, Distech Controls®, DTL®, eldoLED®, Eureka®, Gotham®, Healthcare Lighting®, Hydrel®, Indy™, IOTA®, Juno®, Lucid®, Luminaire LED™, Luminis®, Mark Architectural Lighting™, nLight®, Peerless®, RELOC® Wiring, ROAM®, Sensor Switch®, Sunoptics® and Winona® Lighting. Visit us at www.acuitybrands.com
Non-GAAP Financial Measures
This news release includes the following non-GAAP financial measures: “adjusted gross profit,” “adjusted gross profit margin,” “adjusted SD&A expenses,” “adjusted SD&A expenses as a percentage of net sales,” “adjusted operating profit,” “adjusted operating profit margin,” “adjusted net income,” and “adjusted diluted EPS.” These non-GAAP financial measures are provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. Specifically, management believes that these non-GAAP measures provide useful information to investors by excluding or adjusting items for acquisition-related items, amortization of acquired intangible assets, share-based payment expense, which is used as a method to improve retention and align the interests of key leaders of acquired businesses with those of the Company’s shareholders, and special charges associated with efforts to streamline the organization that we execute on an ongoing basis and to integrate acquisitions. Management typically adjusts for these items for internal reviews of performance and uses the above non-GAAP measures for baseline comparative operational analysis, decision making, and other activities. Management believes these non-GAAP measures provide greater comparability and enhanced visibility into the Company’s results of operations as well as comparability with many of its peers, especially those companies focused more on technology and software.
Non-GAAP financial measures included in this news release should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measures for adjusted gross profit and adjusted gross profit margin are “gross profit” and “gross profit margin,” respectively, which include the impact of acquisition-related items. The most directly comparable

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GAAP measure for adjusted SD&A expenses and adjusted SD&A expenses as a percentage of net sales is “SD&A expenses” and “SD&A expenses as a percentage of net sales,” which include amortization of acquired intangible assets, share-based payment expense, and acquisition-related items. The most directly comparable GAAP measures for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin,” respectively, which include the impact of acquisition-related items, amortization of acquired intangible assets, share-based payment expense, and special charges. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income” and “diluted EPS,” respectively, which include the impact of acquisition-related items, amortization of acquired intangible assets, share-based payment expense, and special charges. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. The Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for GAAP financial measures.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as “expects," “believes,” “intends,” “estimates”, “forecasts,” “anticipates,” “could,” “may,” “should,” “suggests,” “remain,” and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: estimated decline in market demand during the first fiscal quarter in the low-to-mid-single digit range; our belief that our streamlining actions will better align our cost structure with current market demand while permitting continued investment for future growth and that we will achieve pre-tax savings in fiscal 2020 in excess of the special charge; estimated interest savings associated with refinancing the Company’s public debt; expectations that we will continue to have topline headwinds associated with the pruning of products that do not meet our profitability objectives; caution about overall market conditions within the lighting industry until there is more clarity regarding global trade issues; statements regarding our focus in fiscal 2020; and our belief that management has the ability to create strategies to meaningfully enhance value for our key stakeholders. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; trade policies; labor markets; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2019. The discussion of those risks is specifically

Press Release Exhibit 99.1

incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them considering new information or future events.

Press Release Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	November 30, 2019	August 31, 2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$266.6	$461.0
Accounts receivable, less reserve for doubtful accounts of $1.1 and $1.0, respectively	507.7	561.0
Inventories	352.6	340.8
Prepayments and other current assets	79.5	79.0
Total current assets	1,206.4	1,441.8
Property, plant, and equipment, net	278.4	277.3
Operating lease right-of-use assets	60.1	—
Goodwill	1,115.5	967.3
Intangible assets, net	621.5	466.0
Deferred income taxes	2.3	2.3
Other long-term assets	21.0	17.7
Total assets	$3,305.2	$3,172.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$321.7	$338.8
Current maturities of long-term debt	9.2	9.1
Current operating lease liabilities	16.7	—
Accrued compensation	50.5	73.2
Other accrued liabilities	174.5	175.0
Total current liabilities	572.6	596.1
Long-term debt	347.1	347.5
Long-term operating lease liabilities	49.4	—
Accrued pension liabilities	98.7	99.7
Deferred income taxes	122.7	92.7
Self-insurance reserves	7.2	6.8
Other long-term liabilities	120.2	110.7
Total liabilities	1,317.9	1,253.5
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 53,847,197 and 53,778,155 issued, respectively	0.5	0.5
Paid-in capital	942.8	930.0
Retained earnings	2,347.6	2,295.8
Accumulated other comprehensive loss	(147.6)	(151.4)
Treasury stock, at cost — 14,325,197 and 14,325,197 shares, respectively	(1,156.0)	(1,156.0)
Total stockholders’ equity	1,987.3	1,918.9
Total liabilities and stockholders’ equity	$3,305.2	$3,172.4

Press Release Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended
	November 30, 2019	November 30, 2018
Net sales	$834.7	$932.6
Cost of products sold	478.9	565.1
Gross profit	355.8	367.5
Selling, distribution, and administrative expenses	265.3	250.1
Special charges	6.9	1.0
Operating profit	83.6	116.4
Other expense:
Interest expense, net	8.3	8.7
Miscellaneous expense, net	1.4	1.3
Total other expense	9.7	10.0
Income before income taxes	73.9	106.4
Income tax expense	16.9	26.8
Net income	$57.0	$79.6

Earnings per share:
Basic earnings per share	$1.44	$1.99
Basic weighted average number of shares outstanding	39.5	40.0
Diluted earnings per share	$1.44	$1.98
Diluted weighted average number of shares outstanding	39.6	40.1
Dividends declared per share	$0.13	$0.13

Comprehensive income:
Net income	$57.0	$79.6
Other comprehensive income (loss) items:
Foreign currency translation adjustments	1.9	(8.8)
Defined benefit plans, net of tax	1.9	2.6
Other comprehensive income (loss) items, net of tax	3.8	(6.2)
Comprehensive income	$60.8	$73.4

Press Release Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Three Months Ended
	November 30, 2019	November 30, 2018
Cash flows from operating activities:
Net income	$57.0	$79.6
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	24.2	21.3
Share-based payment expense	16.7	7.8
Loss on sale or disposal of property, plant, and equipment	0.1	0.4
Deferred income taxes	0.4	(0.1)
Change in assets and liabilities, net of effect of acquisitions, divestitures, and exchange rate changes:
Accounts receivable	66.3	102.0
Inventories	4.9	(9.2)
Prepayments and other current assets	(3.3)	(14.8)
Accounts payable	(22.7)	(61.5)
Other current liabilities	(28.3)	(1.6)
Other	14.3	7.9
Net cash provided by operating activities	129.6	131.8
Cash flows from investing activities:
Purchases of property, plant, and equipment	(11.6)	(14.0)
Acquisition of businesses, net of cash acquired	(302.0)	—
Other investing activities	(1.5)	2.7
Net cash used for investing activities	(315.1)	(11.3)
Cash flows from financing activities:
Borrowings on credit facility	—	55.4
Repayments of borrowings on credit facility	—	(55.4)
Repayments of long-term debt	(0.4)	(0.1)
Repurchases of common stock	—	(25.0)
Proceeds from stock option exercises and other	0.2	0.1
Payments of taxes withheld on net settlement of equity awards	(4.1)	(3.9)
Dividends paid	(5.2)	(5.2)
Net cash used for financing activities	(9.5)	(34.1)
Effect of exchange rate changes on cash and cash equivalents	0.6	(0.7)
Net change in cash and cash equivalents	(194.4)	85.7
Cash and cash equivalents at beginning of period	461.0	129.1
Cash and cash equivalents at end of period	$266.6	$214.8

Press Release Exhibit 99.1

ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconcile certain GAAP financial measures to the corresponding non-GAAP measures:

(In millions except per share data)	Three Months Ended
	November 30, 2019	November 30, 2018	Increase (Decrease)	Percent Change
Net sales	$834.7	$932.6	$(97.9)	(10.5)%

Gross profit (GAAP)	$355.8	$367.5
Add-back: Acquisition-related items (1)	1.1	1.2
Adjusted gross profit (Non-GAAP)	$356.9	$368.7	$(11.8)	(3.2)%
Percent of net sales	42.8%	39.5%	330	bps

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$265.3	$250.1
Less: Amortization of acquired intangible assets	(9.6)	(7.7)
Less: Share-based payment expense	(16.7)	(7.8)
Less: Acquisition-related items (1)	(1.1)	—
Adjusted SD&A expenses (Non-GAAP)	$237.9	$234.6	$3.3	1.4%
Percent of net sales	28.5%	25.2%	330	bps

Operating profit (GAAP)	$83.6	$116.4
Add-back: Amortization of acquired intangible assets	9.6	7.7
Add-back: Share-based payment expense	16.7	7.8
Add-back: Acquisition-related items (1)	2.2	1.2
Add-back: Special charges	6.9	1.0
Adjusted operating profit (Non-GAAP)	$119.0	$134.1	$(15.1)	(11.3)%
Percent of net sales	14.3%	14.4%	(10)	bps

Net income (GAAP)	$57.0	$79.6
Add-back: Amortization of acquired intangible assets	9.6	7.7
Add-back: Share-based payment expense	16.7	7.8
Add-back: Acquisition-related items (1)	2.2	1.2
Add-back: Special charges	6.9	1.0
Total pre-tax adjustments to net income	35.4	17.7
Income tax effects	(8.2)	(4.5)
Adjusted net income (Non-GAAP)	$84.2	$92.8	$(8.6)	(9.3)%

Diluted earnings per share (GAAP)	$1.44	$1.98
Adjusted diluted earnings per share (Non-GAAP)	$2.13	$2.32	$(0.19)	(8.2)%
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(1) Acquisition-related items include profit in inventory and professional fees.